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                                 Exhibit 21.0
                    Subsidiaries of Pulaski Financial Corp.

Registrant
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Pulaski Financial Corp.

Subsidiaries (1)                             Percentage of Ownership      Jurisdiction or State of Incorporation
----------------                             -----------------------      --------------------------------------
Pulaski Bank, A Federal Savings Bank                   100%                          United States

Pulaski Service Corporation (2)                        100%                          Missouri

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(1)  The operations of the subsidiaries of the Registrant are included in the
     Registrant's Consolidated Financial Statements contained in the Annual Report to Stockholders.
(2)  Wholly-owned by Pulaski Bank, A Federal Savings Bank.